Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

11682 El Camino Real, Suite 200

San Diego, CA 92130

February 7, 2023

Acer Therapeutics Inc.

One Gateway Center, Suite 356

300 Washington Street

Newton, MA 02458

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Acer Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of shares of common stock, $0.0001 par value per share, of the Company having an aggregate offering price of up to $11,000,000 (the “Shares”), all of which are authorized but heretofore unissued shares, pursuant to (i) the Registration Statement on Form S-3 (File No. 333-261342) as amended by Amendment No. 1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on November 24, 2021, (ii) the related prospectus dated December 7, 2021, as supplemented by the prospectus supplements dated May 17, 2022 and February 7, 2023 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the Amended and Restated Sales Agreement, dated as of March 18, 2020, by and among the Company, Roth Capital Partners, LLC and JonesTrading Institutional Services LLC (the “Agreement”).

We have reviewed the Agreement, Registration Statement, the Prospectus and such other documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Agreement and the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP